Exhibit 5.3

Our Ref:	WWLK/98925

Your Ref:

Direct Line:	+852 2861 8471

Direct Email:	warrenko@robertsonshk.com

26 March 2026

707 Cayman Holdings Limited

5/F., AIA Financial Centre

712 Prince Edward Road East

San Po Kong, Kowloon

Hong Kong

Dear Sirs

RE: Legal Opinion in relation to 707 Cayman Holdings Limited as to Hong Kong law

We are the legal advisers of 707 Cayman Holdings Limited (the “Listco”) on the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with its proposed offering of its Class A ordinary shares on NASDAQ and have been requested to provide our opinion on matters relating to 707 INTERNATIONAL LIMITED (the “Company”). The Company is incorporated in Hong Kong and is a subsidiary of the Listco.

We are qualified lawyers of Hong Kong and as such are qualified to issue this opinion (the “Opinion”) on the laws and regulations of Hong Kong effective as of the date hereof. This Opinion is limited to matters of the laws of Hong Kong as in force and applied at the date of this Opinion. We have not investigated the laws of any jurisdiction other than Hong Kong and we express no opinion on the laws of any other jurisdiction.

We were engaged as Hong Kong counsel to the Listco, a company incorporated under the laws of the Cayman Islands, and the Company as to Hong Kong laws in connection with (a) the proposed offering (the “Offering”) of up to 6,250,000 Class A Ordinary Shares, par value of US$0.02 per Class A Ordinary Share (the “Ordinary Shares”), of Listco as set forth in the Listco’s registration statement on Form F-1, including all amendments thereto (the “Registration Statement”), filed by the Listco with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering; and (b) the Listco’s proposed Offering.

1.	Assumptions

Our legal review has been undertaken on the following basis:

(i)	All documents received by us as electronic, facsimile or photostatic copies are complete and conform to the originals and that such originals are themselves authentic.

(ii)	All documents considered by us as originals (if any) are authentic.

(iii)	All factual statements made in all documents are true and accurate in all aspects.

(iv)	All documents remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the documents that were supplemented to us for the purpose of this Opinion.

(v)	There is and will be no foreign law that is of relevance which would affect the conclusions or our opinion expressed in this Opinion.

(vi)	All documents remain unamended and are in full force and effect and constitute the entire agreement between the relevant parties in relation to the relevant subject matter.

(vii)	The signatories to all documents have the capacity, power and authority to sign the documents. All documents have been validly authorised and executed by each of the parties thereto and that the performance thereof by all parties thereto is within the capacity and powers of each of them.

(viii)	All steps and procedures required to be taken in any jurisdiction other than Hong Kong in order to ensure the validity and perfection of the interests (if any) created by any of the documents have been taken and performed.

(ix)	All documents have been or will be properly stamped, registered and filed (where necessary) as prescribed by applicable laws and regulations (other than Hong Kong laws and regulations), and all other procedures that are necessary to perform in order to make the document admissible in evidence has been carried out and within the time limits prescribed by applicable laws and regulations (save in respect of Hong Kong laws and regulations).

(x)	The information disclosed by the public searches conducted in Hong Kong was accurate and that there has been no alteration in the status or condition of the Company since the date of those searches and no additional matters would have been disclosed by such searches being carried out at any later time.

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2.	Opinions

Subject to the Assumptions and the Qualifications, we are of the opinion that the description of Hong Kong laws and legal matters set forth in the Registration Statement under the captions “Risk Factors — Risks Related to Doing Business in Hong Kong”, “Material Tax Considerations – Hong Kong Profits Tax Considerations”, “Enforceability of Civil Liabilities” and “Legal Matters” in each case insofar as such statements purport to describe or summarize the Hong Kong legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Hong Kong legal matters stated therein as at the date hereof.

3.	Qualification

The opinions set out above are subject to the following qualifications, limitations and exceptions (“Qualifications”):

(i)	our opinion is limited to the laws of Hong Kong of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than Hong Kong;

(ii)	the laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)	our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv)	this Opinion is issued based on the laws of Hong Kong that are currently in effect. For matters not explicitly provided under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

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(v)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Listco and public searches conducted in Hong Kong;

(vi)	this Opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of this Opinion should not be read independently;

(vii)	as used in this Opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on matters for the Listco in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Listco or the rendering of this Opinion;

(viii)	the severability of provisions of any of the documents which are illegal, invalid or unenforceable is, as a matter of Hong Kong law, at the discretion of the court, accordingly, we express no opinion as to the enforceability or validity of any such clause of the documents;

(ix)	to be valid and effective, each choice of law in each document must be bona fide and the express choice of law will be disregarded if a Hong Kong court considers that the system of law has been chosen to evade the provisions of the legal system with which the document, determined objectively, are most closely connected;

(x)	we express no view as to the commercial suitability of the documents or of the provisions therein or the general compliance with market practice or any commercial aspects of such documents;

(xi)	to the extent that this Opinion contains or refers to reports, opinions or memoranda from any other person, that person remains wholly and exclusively responsible for their contents and we have not carried out any independent verifications of their contents; and

(xii)	this Opinion is limited to Hong Kong law as in force and applied by the Hong Kong court as at the date of this Opinion.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ ROBERTSONS

ROBERTSONS

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